EXHIBIT 21

The  subsidiaries  of  TCBY  Enterprises,  Inc.  and   their
respective states of incorporation are as follows:
American Best Care, Inc.                 Arkansas
Americana Foods General Partner, Inc.    Arkansas
Americana Foods Limited Partnership      Texas
Carlin Manufacturing, Inc.               Arkansas
FSL, Inc.                                Nevada
Riverport Equipment and
  Distribution Company                   Arkansas
TCBY International, Inc.                 Arkansas
TCBY International Foreign Sales
 Corporation                             Virgin Islands
TCBY of Georgia, Inc.                    Georgia
TCBY of Texas, Inc.                      Texas
TCBY Systems, Inc.                       Arkansas
TCBY of Aruba, Inc.                      Arkansas
TCBY of Mexico, Inc.                     Arkansas
TCBY of Saudi Arabia, Inc                Arkansas
TCBY of Qatar, Inc.                      Arkansas
TCBY United Kingdom, Inc.                Arkansas
TCBY of the Philippines, Inc.            Arkansas
TCBY of Israel, Inc.                     Arkansas
TCBY of Portugal, Inc.                   Arkansas
TCBY of The Netherlands, Inc.            Arkansas
Juice Works Development, Inc.            Arkansas
TCBY of Australia, Inc.                  Arkansas
TCBY of Jordan, Inc.                     Arkansas
For Future Use VIII                      Arkansas
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Each  of  these   subsidiaries  does  business   under  its
respective corporate name.   All of the outstanding  capital
stock of each subsidiary is owned by TCBY Enterprises,  Inc.
except Americana  Foods  Limited Partnership  which  is  99%
owned by FSL, Inc. and  1% owned by Americana Foods  General
Partner, Inc.; FSL, Inc. is wholly owned by Americana  Foods
General Partner, Inc.   TCBY International,  Inc. is  wholly
owned by TCBY Systems, Inc.